Item 77.I.


TERMS OF NEW OR AMENDED SECURITIES

The Federated Equity Funds' Registration Statement was filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 and covering the registration of Federated Kaufmann Fund. The filing was completed on April 10, 2001, and subsequently Federated Kaufmann Fund became effective on
April   17, 2001.



Item 77.Q.1




FEDERATED EQUITY FUNDS

AMENDMENT NO. 12
to the AMENDED & RESTATED DECLARATION OF TRUST
Dated August 15, 1995

THIS Declaration of Trust is amended as follows:

A.	Strike the first sentence of Section 1 of Article III from the Declaration of Trust and
	         substitute in its place the following:

"The beneficial interest in the Trust shall at all times be divided into transferable Shares, without par value, except for the Federated Kaufmann Fund, which Shares shall have a par value of $0.01 per Share"

	     The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust as adopted by the Board of
Trustees pursuant to a unanimous consent written on April 17, 2001.

	     WITNESS the due execution hereof this 17th day of April, 2001.

/s/ John F. Donahue	/s/Lawrence D. Ellis, M.D.
John F. Donahue	Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley	/s/ Peter E. Madden
Thomas G. Bigley	Peter E. Madden

/s/ John T. Conroy, Jr.	/s/Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ John E. Murray, Jr., J.D.
Nicholas P. Constantakis	John E. Murray, Jr., J.D.

/s/ John F. Cunningham	/s/ Marjorie P. Smuts
John F. Cunningham	Marjorie P. Smuts

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh